Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2026,

SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 20, 2026 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2026. Highlights include:

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Revenues were $96.4 million for the quarter, an increase of $3.7 million or 4.0% over last year's fourth quarter and $392.4 million for the fiscal year, a decrease of $2.2 million, or 0.6% over last fiscal year.
•
Earnings per diluted share for the current quarter were $0.35 consistent with $0.35 for the same quarter last year. Earnings per diluted share were $1.66 for the fiscal year as compared to $1.54 for the last fiscal year.
•
Gross profit margin for the quarter was 29.2% compared to 29.5% for the comparative quarter last year. Gross profit margin was 30.7% for the fiscal year compared to 29.7% for the prior fiscal year.

Financial Overview

The Company’s revenues for the fourth quarter ended February 28, 2026 were $96.4 million compared to $92.7 million for the same quarter last year, an increase of 4.0%. Gross profits totaled $28.1 million, or 29.2%, as compared to $27.4 million, or 29.5% for the same quarter last year. The Company's gross profit margin decreased on a sequential basis from 31.9% for the third quarter ended November 30, 2025 to 29.2%. Net earnings for the quarter were $8.8 million, or $0.35 per diluted share as compared to $9.0 million, or $0.35 per diluted share for the same quarter last year.

The Company’s revenues for the fiscal year ended February 28, 2026 were $392.4 million compared to $394.6 million for the prior fiscal year, a decrease of 0.6%. Gross profits totaled $120.4 million, or 30.7%, as compared to $117.3 million, or 29.7% for the prior fiscal year. Net earnings for the fiscal year were $42.6 million or $1.66 per diluted share, compared to $40.2 million, or $1.54 per diluted share for the prior fiscal year.

Keith Walters, Chairman, Chief Executive Officer and President, commented, “Our performance for the quarter met our expectations. Current year acquisitions contributed $8.8 million to quarterly sales, partially offset by lower organic volumes. Gross profit margin remained solid at 29.2% for the current quarter, compared to 29.5% in the prior year. EBITDA totaled $16.3 million or 17.0% of sales, reflecting stable operating performance relative to $16.5 million, or 17.8% of sales, in the same prior year quarter.

“We completed the integration of Northeastern Envelope Company, our largest acquisition this year, into our ERP systems, enhancing our ability to manage costs and pricing and supporting consistent margin performance. Current year acquisitions positively impacted diluted earnings per share by $0.05 for the quarter and $0.14 for the full year.

“As previously noted, we proactively increased inventory earlier in the year to mitigate supply risk following the announced mill closure of the only domestic producer of carbonless paper. During the fourth quarter, we successfully reduced inventory from $60.8 million to $54.9 million through the conversion of inventory to sales. As we transition to alternative suppliers, we do not expect any disruption to supply in the normal course of business. During the year, we also invested $8.0 million to purchase a facility we previously leased, which is expected to reduce future lease expense and support long-term operating efficiency.

"We maintain a strong balance sheet, with no debt and ample cash reserves. We expect cash balances to steadily increase over the coming quarters. Our profitability and financial strength allow us to operate and pursue acquisitions without reliance on debt, while retaining access to credit for larger initiatives if needed. During the year, we deployed $14.5 million to repurchase approximately 793,000 shares of our common stock at various points when market prices were attractive. Future share repurchases will be evaluated based on market conditions, capital allocation priorities, and other relevant factors. We remain focused on sustaining profitability and delivering returns to our shareholders."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and twelve months ended February 28, 2026 and February 28, 2025 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended		Twelve months ended
	February 28,	February 28,	February 28,	February 28,
	2026	2025	2026	2025
Net earnings	$8,847	$9,023	$42,627	$40,222
Income tax expense	3,156	3,398	15,967	15,232
Depreciation and amortization	4,344	4,059	17,126	16,570
EBITDA (non-GAAP)	$16,347	$16,480	$75,720	$72,024
% of sales	17.0%	17.8%	19.3%	18.3%

In Other News

The 2026 Annual Meeting of Shareholders will be held on July 16, 2026, with a record date of May 15, 2026.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2025. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended		Twelve months ended
Condensed Consolidated Operating Results	February 28,	February 28,	February 28,	February 28,
	2026	2025	2026	2025
Net sales	$96,364	$92,701	$392,403	$394,618
Cost of goods sold	68,235	65,339	271,992	277,324
Gross profit	28,129	27,362	120,411	117,294
Selling, general and administrative	16,078	15,310	67,734	65,378
Loss (gain) from disposal of assets	6	37	(13)	(58)
Income from operations	12,045	12,015	52,690	51,974
Other expense (income)	42	(406)	(5,904)	(3,480)
Earnings before income taxes	12,003	12,421	58,594	55,454
Income tax expense	3,156	3,398	15,967	15,232
Net earnings	$8,847	$9,023	$42,627	$40,222

Weighted average common shares outstanding
Basic	25,291,363	26,019,595	25,607,789	26,025,452
Diluted	25,405,120	26,103,458	25,692,296	26,159,008

Earnings per share
Basic	$0.35	$0.35	$1.66	$1.55
Diluted	$0.35	$0.35	$1.66	$1.54

			February 28,	February 28,
Condensed Consolidated Balance Sheet Information			2026	2025
Assets
Current assets
Cash			$34,570	$67,000
Short-term investments			—	5,475
Accounts receivable, net			37,983	37,037
Other receivables			1,623	1,716
Inventories, net			54,895	38,797
Prepaid expenses			2,699	2,715
Total Current Assets			131,770	152,740
Property, plant & equipment, net			63,341	52,586
Operating lease right-of-use assets, net			9,503	9,833
Goodwill and intangible assets, net			145,418	127,619
Other assets			6,879	6,157
Total Assets			$356,911	$348,935
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$14,291	$13,799
Accrued expenses			16,846	15,339
Current portion of operating lease liabilities			4,244	4,166
Total Current Liabilities			35,381	33,304
Other non-current liabilities			12,798	13,651
Total liabilities			48,179	46,955
Shareholders' equity			308,732	301,980
Total Liabilities and Shareholders' Equity			$356,911	$348,935

			Twelve months ended
			February 28,	February 28,
Condensed Consolidated Cash Flow Information			2026	2025
Cash provided by operating activities			$52,732	$65,855
Cash provided by (used in) investing activities			(44,848)	13,200
Cash used in financing activities			(40,314)	(93,652)
Change in cash			(32,430)	(14,597)
Cash at beginning of period			67,000	81,597
Cash at end of period			$34,570	$67,000